EXHIBIT 99.1
August 9, 2010

Eagle Rock Energy Partners Issues Reminder Regarding First Warrant Exercise Date

Eagle Rock Energy Partners, L.P. (the “Partnership” or “Eagle Rock”) (NASDAQ: EROC) today issued a reminder that the first exercise date for its outstanding warrants is August 16, 2010.  A total of 21,557,164 warrants were issued in conjunction with the Eagle Rock rights offering which expired on June 30, 2010.  The warrants have been trading on the NASDAQ Global Select Market since July 9, 2010 under the symbol “EROCW.”

Each warrant entitles the holder to purchase one Eagle Rock common unit for $6.00 on certain specified days (March 15, May 15, August 15 and November 15, or on the first business day following such date if it is not a business day) through the expiration date of May 15, 2012.  The method for exercising the warrants is set forth in the prospectus supplement the Partnership filed with the Securities and Exchange Commission on May 27, 2010.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About the Partnership
The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; and b) upstream, which includes acquiring, exploiting, developing, and producing hydrocarbons in oil and natural gas properties.

Contacts:

Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350
Senior Financial Analyst